                                                                                                               Immediate Release
Contact:
Mary Brevard: 248.754.0881
BORGWARNER INCREASES QUARTERLY DIVIDEND 29%;
ANNOUNCES TWO-FOR-ONE STOCK SPLIT;
CITES STRONG PERFORMANCE AND OUTLOOK

Auburn Hills, Michigan, November 14, 2007– BorgWarner Inc. (NYSE:  BWA), a leading provider of highly engineered engine and drivetrain components and systems to vehicle makers worldwide, announced today that the company's board of directors has declared a 29% increase in the quarterly cash dividend and approved a two-for-one stock split effected in the form of a stock dividend on its common stock.

To implement the stock split, shares of common stock will be issued on December 17, 2007 to stockholders of record as of the close of business on December 6, 2007.  The stock split will increase BorgWarner’s outstanding shares of common stock from approximately 58 million shares to approximately 116 million.

The cash dividend on all the company's issued and outstanding common stock will increase to $0.11 per share ($0.22 per share pre-split) from $0.085 per share currently ($0.17 pre-split).  The increased cash dividend will be paid February 15, 2008 to stockholders of record as of the close of business on February 1, 2008.

           "BorgWarner continues to deliver a strong performance during a time of transition and globalization in our industry,” stated Timothy M. Manganello, Chairman and Chief Executive Officer.  “Investors recognize the company’s potential for growth, as demand for our fuel- efficient products continues to increase.  We believe the strategies we have in place will allow us to produce sustainable growth and continue to outpace the global auto industry.  Even with our increased cash dividend, we expect to maintain our strong investment grade capital structure.  Both the stock split and cash dividend increase are intended to convey our optimism about the future of our company.”

 BorgWarner has tripled its cash dividend amount over the past six years.  In 2004, the company initiated its first two-for-one stock split.  The company became a publicly traded entity in 1993.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide.  The FORTUNE 500 company operates manufacturing and technical facilities in 64 locations in 17 countries.  Customers include VW/Audi, Ford, General Motors, Toyota, Hyundai/Kia, Daimler, Renault/Nissan, Chrysler, Navistar International, Fiat, BMW, Honda, PSA, and Caterpillar. The Internet address for BorgWarner is: http://www.borgwarner.com.

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Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements.  Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K.  We do not undertake any obligation to update any forward-looking statements.